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EXHIBIT 99

U S WEST MULTIMEDIA COMMUNICATIONS, INC.
9785 MAROON CIRCLE SUITE 400
ENGLEWOOD, COLORADO  80112


NEWS RELEASE                            U S WEST MULTIMEDIA GROUP


RELEASE DATE:    JULY 15, 1994

CONTACT:         STEVE LANG:      303-754-5441
                 DICK MACKNIGHT:  303-793-6559


         U S WEST PLANS TO ACQUIRE ATLANTA CABLE SYSTEMS,
               FURTHERING ITS STRATEGY TO PROVIDE
                 INTERACTIVE MULTIMEDIA NETWORKS

            -Continues geographic expansion begun with
               Time Warner Entertainment alliance-

  -Telecommunications opportunities are attractive immediately-

  -Premier cable properties serve 65 percent of subscribers in
             Atlanta -- America's ninth largest MSA-

     DENVER -- U S WEST today said it has reached a definitive agreement to acquire two of the nation's premier cable television systems, Wometco and Georgia Cable Television, which together serve about 466,000 households in metropolitan Atlanta.

     The purchase will include Access Telecommunications
Interconnect, which provides competitive telephone services to business customers in the Atlanta area, and Cable Advertising of Metro Atlanta, an advertising insertion business.

     "We're excited by this opportunity because it builds on the strategy we began when we entered the cable market in the U.K. in 1988. Since then, we've learned a lot about broadband networks, which encouraged us to start upgrading the phone network in our 14 states and enter into a strategic alliance with Time Warner. The Atlanta properties strengthen our commitment to build local networks that can carry movies, games, shopping and information services, in addition to cable TV and phone calls," said Richard
D. McCormick, chairman and CEO of U S WEST.

     "Customers in Georgia will benefit from our telecommunications expertise and from the entertainment and programming expertise of Time Warner Entertainment as we enhance the networks in the Atlanta area."

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     The transaction will be worth $1.2 billion.  U S WEST common stock will be used for a merger with Wometco; cash and assumption of debt will be used to acquire the assets of the GCTV partnership. This equates to 11.1 times annualized fourth-quarter 1994 system cash flows after adjustment for both of the recent cable re-regulation actions by the Federal Communications Commission.

     The Wometco and GCTV systems are exceptional for several reasons:

     o Atlanta is one of the nation's most attractive markets.
It's America's ninth-largest metropolitan statistical area and was the third-fastest-growing major MSA in the U.S. between 1980 and 1990.

     o The systems are unique because they are highly clustered, providing service to about 65 percent of the cable subscribers in the Atlanta MSA.

     o Access Telecommunications has more than 400 route miles of fiber in its existing network, which provides telephone access services to businesses and provides immediate and superior opportunities for competitive voice and data telecommunications services.

     o Cable Advertising of Metro Atlanta is a fast-growing advertising insertion business that has more than doubled its audience reach in recent years. In addition, it operates an advertising interconnect system for most of the other cable companies in the Atlanta area.

     The systems will be operated by members of the existing management team and selected U S WEST personnel, and will utilize appropriate infrastructure and support services of the Time
Warner Cable group.

     "We intend to seize scale and scope advantages across all U S WEST and Time Warner properties, including purchasing, programming, business systems, research, network design, service deployment and standards development," said Tom Pardun, president of the U S WEST Multimedia Group.

     "In addition, we intend to employ the expertise of our !NTERPRISE Networking Services Group in data networking to the Atlanta market and we intend to provide our Atlanta customers with the interactive applications being developed by the U S WEST Marketing Resources Group," Pardun said.





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     The acquisition of the Atlanta systems enhances a series of strategic moves made by U S WEST during the past two years. In 1992, the company committed itself to becoming a provider of integrated, interactive multimedia networks in selected local markets worldwide. In February 1993, U S WEST said it would upgrade its networks in 14 western states to carry interactive video, information and communications services. And in May 1993 the company announced a strategic alliance with Time Warner to build Full Service Networks in areas served by Time Warner Cable. (See list of milestones, attached.)

     U S WEST is in the connections business, helping customers share information, communications and entertainment services in local markets worldwide.

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                  INTERACTIVE NETWORK MILESTONES


November 1988  U S WEST enters the U.K. cable market with
               acquisition of a minority interest in Cable
               London.

December 1991  U S WEST and Tele-Communications, Inc., merge their properties into a joint venture in the U.K. to offer cable and phone service. TeleWest now has 252,000 cable customers and 182,000 phone lines in 16 owned and operated franchises and 8 affiliated franchises.

June 1992      U S WEST, TCI and AT&T start trial -- called
               VCTV for Viewer-controlled Cable Television -- to test the market for video on demand.

January 1993   Time Warner announces that it will test its Full
               Service Network in Orlando, Fla.

February 1993  U S WEST becomes the first American phone company to announce upgrades for its networks that will allow for interactive video, information and communications services. Trial site -- Omaha -- announced in April.

May 1993 U S WEST announces it will invest $2.5 billion for a 25.51 percent interest in Time Warner Entertainment to speed development of Full Service Networks in areas served by Time Warner Cable. This is the first -- and to date only -- such domestic collaboration between the industries.

July 1994      U S WEST commits to acquire Atlanta cable
               properties.